EXHIBIT 99.1

Winland Electronics, Inc. Reports Second Quarter 2010 Results

Mankato, Minn. / August 12, 2010 - Winland Electronics, Inc. (AMEX: WEX), a leading designer and manufacturer of custom electronic control products and systems, today announced net sales of $5.1 million for the second quarter ended June 30, 2010, down $600,000, or 10.5 percent compared with the corresponding period in 2009.  The company reported a net loss of $822,000, or $0.22 per share versus a net loss of $714,000, or $0.19 per share in the comparable quarter in 2009.

EMS sales for the quarter totaled $4.4 million versus $5.0 million in the second quarter of 2009, a decline of 12.5 percent.   On a sequential basis, EMS sales were up 18.5 percent over the $3.7 million the company reported in the first quarter. Net sales for Winland’s Proprietary Products segment for the quarter totaled $751,000 consistent with the comparable period in 2009.

“We experienced strong sequential growth from new customers in the second quarter, clearly demonstrating that our long-term strategy is gaining momentum,” said Thomas de Petra, Winland’s President and Chief Executive Officer.  “We’re now building controls for alternative energy applications, and for products used in transportation safety, environmental and biotechnology research, industrial analysis, and measuring and monitoring devices.”

The company recorded an operating loss for the quarter of $794,000 versus an operating loss of $565,000 in the comparable quarter in 2009.  Gross margin totaled 3.8 percent versus 8.5 percent in the comparable period in 2009.  The company reported an operating loss of $205,000 in its EMS business for the quarter versus operating income of $22,000 in the comparable period in 2009.  The company’s Proprietary Products business recorded an operating profit of $35,000 versus an operating profit of $43,000 in the second quarter of 2009.

“Although the quarter-to-quarter sequential growth from new EMS customers is encouraging, sales during the second quarter were not enough to offset the sales decline from our largest three customers and the absence of a large design engineering project,” de Petra said. Sales to the company’s top three customers were down $1.2 million and $2.4 million year-over-year for the second quarter and the first six months of 2010, respectively.

Six Month Results

For the first six months of 2010, sales totaled $9.7 million versus $12.9 million in the comparable period in 2009, a decrease of 24.9 percent on a year-over-year basis.  The Company reported a net loss of $1.4 million, or $0.37 a share, in the first six months of 2010 versus a loss of $839,000, or $0.23 a share in the comparable period in 2009.

EMS sales during the first half of 2010 totaled $8.1 versus $11.4 million in 2009.  Proprietary Products sales totaled $1.6 million in the first half of 2010 versus $1.4 million in the comparable period in 2009.  Winland’s EMS business recorded an operating loss of $248,000 in the first six months of 2010 versus an operating profit of $628,000 in the comparable period of 2009.  In its Proprietary Products segment, the company recorded an operating profit of $118,000 versus an operating profit of $162,000 in the first half of 2009.

EMS sales from customers acquired more recently are up $1.0 million and $1.2 million for the three and six months ended June 30, 2010, respectively, as they move new products to Winland or transition products from other suppliers.

Sales of Winland’s Proprietary Products increased modestly over last year, due in part to investment in sales and marketing, as well as increasing demand from the food safety, medical, pharmaceutical and commercial markets Winland serves.  During the first half of 2010, design engineering sales have come primarily from a number of smaller design projects for multiple customers.

“We continue to be optimistic about our customers and the long-term opportunities they present,” de Petra said.  “During the second quarter, Winland continued to convert customers’ products from the new product introduction stage to production builds, but at a slower rate than expected due to a push out of customer demand.”

Management will host a conference call and webcast to discuss its second quarter 2010 results on Thursday, August 12, 2010, at 3:30 p.m. CT / 4:30 p.m. ET.

Call Details:

Date:  Thursday, August 12, 2010

Time: 3:30 p.m. CT / 4:30 p.m. ET

Call name:  Winland Electronics Second Quarter Fiscal Year 2010 Conference Call

Dial-in number: 877-407-7184

Call Replay:

A replay of the conference call will be available from 5:00 p.m. CT / 6:00 p.m. ET on Thursday, August 12, 2010 through Thursday, August 19, 2010.  To access the replay, call 877-660-6853, using Account #336 and enter replay ID 354687.

Web Cast:

Winland will also host a webcast of the conference call on-line at www.winland.com. The webcast will be available until Thursday, September 9, 2010. To access the web cast, you will need to have the Windows Media Player on your desktop.  For a free download of the Media Player, visit http://www.windowsmedia.com/mediaguide/Downloads.

About Winland Electronics

Winland Electronics, Inc. (www.winland.com), an electronic manufacturing services (EMS) company, designs and manufactures custom electronic controls and assemblies primarily for original equipment manufacturer (“OEM”) customers, providing services from early concept studies through complete product realization. Markets served primarily include medical, industrial, transportation and scientific instrumentation.  In addition, the company designs and markets a proprietary line of environmental monitoring products to the security industry. These products monitor and detect critical environmental changes, such as changes in temperature or humidity, water leakage and power failures.  Headquartered in Mankato, MN, Winland trades on the NYSE Amex Exchange under the symbol WEX.

CONTACT:	Thomas J. de Petra	Jan Drymon
	President, Chief Executive Officer	The Carideo Group, Inc.
	(507) 625-7231	(612) 317-2881
jan@carideogroup.com

Cautionary Statements

Certain statements contained in this press release and other written and oral statements made from time to time by the Company do not relate strictly to historical or current facts. As such, they are considered forward-looking statements, which provide current expectations or forecasts of future events. The statements included in this release with respect to the following matters are forward looking statements; (i) that the Company’s long-term strategy is gaining momentum; (ii) that the Company’s sequential growth from new EMS customers is encouraging; (iii) that the Company continues to be optimistic about the long-term opportunities that its customers present.  These statements involve a variety of risks and uncertainties, known and unknown, including among other risks that (i) the Company will attain its long-term strategy; (ii) that the Company’s EMS customers will continue to produce sequential growth; and (iii) that the Company will have success with the long-term opportunities its customers present.  Consequently, no forward-looking statement can be guaranteed and actual results may vary materially.

- Tables to follow -

WINLAND ELECTRONICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(In Thousands, Except Share and Per Share Amounts)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2010	2009	2010	2009
Net sales	$5,131	$5,734	$9,675	$12,886
Cost of sales	4,934	5,246	9,061	11,322
Gross profit	197	488	614	1,564

Operating expenses
General and administrative	510	543	970	1,169
Sales and marketing	367	423	744	774
Research and development	114	87	219	252
Total operating expenses	991	1,053	1,933	2,195

Operating loss	(794)	(565)	(1,319)	(631)

Other income (expense)
Interest expense	(27)	(23)	(48)	(46)
Other income (expense), net	(1)	3	7	(12)
Total other expense	(28)	(20)	(41)	(58)

Loss before income taxes	(822)	(585)	(1,360)	(689)

Income tax expense	-	(129)	(2)	(150)
Net loss	$(822)	$(714)	$(1,362)	$(839)

Loss per common share:
Basic and diluted	$(0.22)	$(0.19)	$(0.37)	$(0.23)

Weighted-average number of common shares outstanding:
Basic and diluted	3,689,930	3,669,148	3,686,683	3,669,148

WINLAND ELECTRONICS, INC.
SEGMENT REPORTING

($ in thousands)	EMS	Proprietary	Other	Total
Three months ended June 30, 2010
Net sales	$4,380	$751	$-	$5,131
Gross margin	(90)	287	-	197
Operating income (loss)	(205)	35	(624)	(794)

Three months ended June 30, 2009
Net sales	$5,005	$729		$5,734
Gross margin	159	329		488
Operating income (loss)	22	43	(630)	(565)

Six months ended June 30, 2010
Net sales	$8,094	$1,581	$-	$9,675
Gross margin	(14)	628	-	614
Operating income (loss)	(248)	118	(1,189)	(1,319)

Six months ended June 30, 2009
Net sales	$11,448	$1,438		$12,886
Gross margin	875	689		1,564
Operating income (loss)	628	162	(1,421)	(631)

WINLAND ELECTRONICS, INC.
CONDENSED BALANCE SHEETS
(In Thousands, Except Share Data)

ASSETS	June 30, 2010	December 31, 2009
	(Unaudited)
Current Assets
Cash	$100	$55
Accounts receivable, less allowance for doubtful accounts of $64
and $49, respectively	3,597	2,823
Refundable income taxes	376	1,023
Inventories, less allowance for obsolescence of $766 and
$562, respectively	3,195	3,039
Prepaid expenses and other assets	308	256
Total current assets	7,576	7,196

Property and equipment at cost	11,933	12,266
Less accumulated depreciation	(8,045)	(7,937)
Net property and equipment	3,888	4,329
Total assets	$11,464	$11,525

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Revolving line of credit agreement	$1,248	$367
Current maturities of long-term debt	394	380
Accounts payable	1,692	1,132
Accrued expenses:
Compensation	392	369
Other short-term tax liabilities	258	-
Other	53	49
Total current liabilities	4,037	2,297

Long Term Liabilities
Long-term debt, less current maturities	498	699
Deferred revenue	118	122
Other long-term tax liabilities	-	258
Total long-term liabilities	616	1,079

Stockholders' Equity
Common stock, par value $0.01 per share; authorized 20,000,000
shares; issued and outstanding 3,699,230 shares as of June 30, 2010 and 3,686,435 as of December 31, 2009	37	37
Additional paid-in capital	5,039	5,016
Retained earnings	1,735	3,096
Total stockholders' equity	6,811	8,149
Total liabilities and stockholders' equity	$11,464	$11,525

WINLAND ELECTRONICS, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(In Thousands of Dollars)
(Unaudited)
	For the Six Months Ended June 30,
	2010	2009
Cash Flows From Operating Activities
Net loss	$(1,362)	$(839)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation and amortization	397	412
Increase in allowance for doubtful accounts	15	-
Loss on disposal of property and equipment	47	20
Non-cash stock based compensation	16	47
Changes in assets and liabilities:
Accounts receivable	(789)	333
Refundable income taxes	647	204
Inventories	(156)	(266)
Prepaid expenses	(52)	(199)
Accounts payable	560	(37)
Accrued expenses, including deferred revenue and
other short-term tax liabilities	27	26
Net cash used in operating activities	(650)	(299)

Cash Flows From Investing Activities
Purchases of property and equipment	(13)	(59)
Proceeds from sale of property and equipment	7	7
Net cash used in investing activities	(6)	(52)

Cash flows From Financing Activities
Net borrowings on revolving line of credit	881	386
Payments on long-term borrowings, including capital
lease obligations	(187)	(213)
Proceeds from issuance of common stock	7	6
Net cash provided by financing activities	701	179

Net increase (decrease) in cash	45	(172)

Cash
Beginning of period	55	356
Ending of period	$100	$184

Supplemental information
Cash payments for:
Interest	$35	$47
Cash received for:
Income taxes	$645	$-
Non-cash reclassification of other tax liability from long-term to short-term
	$258	$-